Exhibit 4.11

Exhibit 4.11

OPERATING AGREEMENT
OF
DEEP DOWN INTERNATIONAL HOLDINGS, LLC,
 A NEVADA LIMITED LIABILITY COMIPANY

In accordance with the Nevada Limited Liability Company Act, on the 16TH day of February, 2009, the Members of DEEP DOWN INTERNATIONAL HOLDINGS, LLC, who have reserved the right of management of DEEP DOWN INTERNATIONAL HOLDINGS, LLC, adopt the following OPERATING AGREEMENT of DEEP DOWN INTERNATIONAL HOLDINGS, LLC, a Limited Liability Company referred to in these Articles as the "company":

ARTICLE ONE
ORGANIZATION

1.01. Formation. The company has been organized as a Nevada Limited Liability Company by the filing of Articles of Organization (the "Articles") under and pursuant to the Nevada Limited Liability Company Act (as amended from time to time, the "Act") and the issuance of a certificate of organization for the Company by the Secretary of State of Nevada.

1.02. Name. The name of the company is "DEEP DOWN INTERNATIONAL HOLDINGS, LLC." and all company business must be conducted in that name or such other names that may be selected by a Majority Interest (as defined in Section 5.02) and that comply with applicable law.

1.03. Registered Office; Registered Agent; Offices. The registered office and registered agent of the Company in the State of Nevada shall be as specified in the Articles or as designated by a Majority Interest in the manner provided by applicable law. The offices of the Company shall be at such places as a Majority Interest may designate, which need not be in the State of Nevada.

1.04. Purposes. The purposes of the Company are those set forth in the Articles.

1.05. Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Nevada, the Members shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

1.06. Term. The Company commenced on the date the Secretary of State issued a certificate of organization for the Company and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as this Operating Agreements may specify.

1.07. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than applicable tax laws, and this Operating Agreement may not be construed to suggest otherwise.

1.08. Power to Specify Operating Agreement. The power to adopt, alter, amend, or repeal the Operating Agreement  is entirely vested in the Members of the Company, and managers may not alter, amend, or repeal any Operating Agreement.

1.09. Authority to Contract on behalf of the Company. The Members and President have the authority to enter contracts and incur obligations on behalf of the Company.

1.10. Authority to Execute Documents. The Members and President have the authority to execute documents and instruments for the acquisition, mortgage, or disposal of property on behalf of the Company.

ARTICLE TWO
MEMBERSHIP; DISPOSITIONS OF INTERESTS

2.01. Initial Members. The initial Members of the Company are the Persons executing this   Operating Agreement  as of the date of this Operating Agreement as Members, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Operating Agreement.

2.02. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)           in the case of a Member that is an Entity: (i) that Member is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; (ii) if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and (iii) that Member has full power and authority to execute and deliver this Operating Agreement  and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this   Operating Agreement by that Member have been duly taken;

(b)           that Member has duly executed and delivered this Operating Agreement, and they constitute the legal, valid, and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principals of equity, regardless of whether considered at law or equity).

(c)           that Member's authorization, execution, delivery, and performance of this   Operating Agreement  do not and will not (i) conflict with, or result in a breach, default, or violation of, (A) the organizational documents of such Member (if it is an Entity), (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, or arbitral award to which that Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

(d)           that Member is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Company; it has asked such questions, and conducted due diligence, concerning such matters and concerning its acquisition of Membership Rights as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction; it has knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company; it understands that owning Membership Rights involves various risks, including the restrictions on Dispositions and Encumbrances set forth in Section 2.03, the Jack of any public market for Membership Rights, the risk of owning its Membership Rights for an indefinite period of time and the risk of losing its entire investment in the Company; it is able to bear the economic; risk of such investment; it is acquiring its Membership Rights for investment, solely for its own beneficial account and not with a view to Or any present intention of directly or indirectly selling, transferring, offering to sell or transfer, participating in any distribution, or otherwise Disposing of all or a portion of its Membership Rights; and it acknowledges that the Membership Rights have not been registered under the Securities Act or any other applicable federal or state securities laws, and that the Company has no intention, and shall not have any obligation, to register or to obtain an exemption from registration for the Membership Rights or to take action so as to permit sales pursuant to the Securities Act (including Rules 144 and 144A thereunder).

2.03. Dispositions and Encumbrances of Membership Rights.

(a) General Restriction. A Member may not Dispose of or Encumber all or any portion of its Membership Rights except in strict accordance with this Section 2.03. Any attempted Disposition or Encumbrance of all or any portion of its Membership Rights, other than in strict accordance with this Section 2.03, shall be, and is hereby declared null and void ab initio. The Members agree that breach of the provisions of this Section 2.03 may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of the Member to comply with such provisions, and (ii) the uniqueness of the Company business and relationship among the Members, Accordingly, the Members agree that the provisions of this Section 2.03 may be enforced by specific performance.

(b)  Depositions of Membership Rights.

(i)           General Restriction. A Member may not Dispose of all or any portion of its Membership Rights without the consent of Members holding among them a majority of the profits interests in the Company (as defined in Rev Proc. 95-10, 1995-3 I.R.B. 20) (calculated without regard to the Member making such Disposition), which may be granted or withheld in their sole discretion; provided, however, that this Section 2.03(b)(i) shall not apply to the following Dispositions:

(A)           Dispositions that are solely limited to a Member's Interest, which are governed by Section 2.03 (c); or

(B)           Dispositions arising as a result of the death, dissolution, or Bankruptcy of a Member or the occurrence of a Divorce or Spouse's Death, all of which are governed by Article 8, provided, however, that an Assignee to which such Member's membership Rights have been Disposed as a result of such Buy-out Event may request admission to the Company in the circumstances described in Sections 8.06(a) or (b) (as applicable), in which case such request shall be granted or denied in accordance with Section 2.03(b)(ii)(13).

(ii)           Admission of Assignee as a Member. An Assignee has the sight to be admitted to the Company as a Member, with the Membership Rights (and attendant Sharing Ratio and Commitment) so transferred to such Assignee, only if the following requirements are satisfied:

(A)           except for Dispositions resulting from the death, dissolution, or Bankruptcy of a Member or the occurrence of a Divorce or Spouse's Death, (I) the Member making the Disposition must have granted the Assignee either (y) the Member's entire Membership Rights or (z) the express right to be so admitted; and (II) such Disposition must be consented to in accordance with Section 2.03(b)(i); or

(B)           in the case of a Disposition resulting from the death, dissolution or Bankruptcy of a Member or the occurrence of a Divorce or Spouse's Death, (1) such Assignee must have been granted (by will, probate court order, act of the liquidator of a dissolved entity, bankruptcy court order, family court order, community property partition, or otherwise) either (y) the Member's entire Membership Rights or (z) the express right to be so admitted; and (II) such admission must receive the consent of the same Members whose consent would be required to approve a Disposition under Section 2.03(b)(i), with respect to which each Member's consent may be given or withheld in the Member’s sole discretion.

If an Assignee is admitted to the Company as a Member, it shall cease to have the status of an Assignee. If the Assignee requests admission, but such request is denied in accordance with this Section 2.03(b)(ii), the Assignee shall continue to have the status of an Assignee and shall own the Interest attendant to the Membership Rights transferred to it.

(c)  Depositions of Interests.

(i)           General Restriction. If a Member desires to make a Disposition that is solely limited to all or a portion of its Interest, it may do so without complying with Section 2.03(b), but it must first offer the other Members The right to purchase such interest (or portion thereof; as applicable), in accordance with Section 2.03(c)(ii); provided, however, that compliance with Section 2.03(c)(ii) shall not be require4 in the case of (A) Dispositions by a Member to one of its Affiliates; and (13) Dispositions of all or any portion of a Delinquent Member's Membership Rights to a purchaser at a foreclosure of the security interest granted therein pursuant to Section 3.03(b).

(ii) Preferential Purchase Right.

(A) Procedure. Should any Member at any time desire to Dispose of all or a portion of its Interest pursuant to a bona fide offer from another person (except in the circumstances described in the provision to 2.03(c)(i)), such Member (the "Disposing Member") shall promptly give notice thereof (the "Disposition Notice") to the Company and the other Members. The Disposition Notice shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer, the purchase price (and any related information that is required by Section 2.03(c)(ii)(B)), the precise Interest that is the subject of the Disposition, and any other terms and conditions of the proposed Disposition. The other Members shall have the preferential right to acquire such Interest for the same purchase price, and on the same terms and conditions, as are set forth in the Disposition Notice, except as provided otherwise in ibis Section 2.03(c)(ii). Each Member (other than the Disposing Member) shall have thirty (30) days following its receipt of the Disposition Notice in which to notify the Disposing Member whether such Member desires to exercise its preferential right; provided, however, that if any Person elects to require arbitration pursuant to Section 2.03(c)(ii)(B)(II) and Article 9, then the applicable deadline for all Members shall be fifteen (15) days following delivery of the Arbitrator's decision. (A notice in which a Member exercises such right is referred to herein as a "Exercise Notice," and a Member that delivers an Exercise Notice is referred to herein as a "Purchasing Member"). Any Member that does not respond during the applicable period shall be deemed to have waived such right. If there is more than one Purchasing Member, each  Purchasing Member shall participate in the purchase in the same proportion that its Sharing Ratio bears to the aggregate Sharing Ratios of all Purchasing Members (or on such other basis as the Purchasing Members may mutually agree).

(d)           Requirements Applicable to All Dispositions and Admissions.  In addition to the requirements set forth in Section 2.03(b) or (c), as applicable, any Disposition of Membership Rights or any portion thereof (including an Interest), and any admission of an Assignee as a Member, shall also be subject to the following requirements; and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that a Majority Interest, in their sole and absolute discretion, may waive any of the following requirements:

(i)  Disposition Documents. The following documents must be delivered to the
Members and must be satisfactory, in form and substance, to a Majority Interest:

(A)  Disposition Instrument. A copy of the instillment pursuant to which Disposition is effected.

(B)  Ratification of Operating Agreement. An instrument, executed by the Member making the Disposition and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 2.03(d)(i)(A): (i) the notice address of the Assignee; (ii) the Sharing Ratios and (if the Assignee is to be admitted as a Member) the Commitments after the Disposition of the Member effecting the Disposition and its Assignee (which together must total the Sharing Ratio and the Commitment of the Member effecting the Disposition before the Disposition); (iii) if the Assignee is to be admitted as a Member, (A) the Assignees ratification of this Operating  Agreement  and agreement to be bound by them, and (B) its confirmation that the representations and warranties in Section 2.02 are true and correct with respect to it; (iv) if the Assignee is not to be admitted as a Member, an acknowledgement by the Assignee that the Interest (or other applicable Membership Rights) acquired by it is subject in all respects to this Operating Agreement; and (v) representations and warranties by the Member and its Assignee (A) that the Disposition (and admission, if applicable), is being made in accordance with all applicable Law.

(e)           Encumbrances of Membership Rights. A Member may not Encumber all or any portion of its Membership Rights without the consent of a Majority Interest (calculated without reference to the Member desiring to make such Encumbrance); provided, however, that this Section 2.03(e) shall not apply to (i) the creation of the security interest granted pursuant to Section 103(b), or (ii) Encumbrances by a Member in favor of one of its affiliates.

2.04. Creation of Additional Membership Rights. Additional Membership Rights may be created and issued to existing Members or to other Persons, and such Persons may be admitted to the Company as Members, at the Direction of a Majority Interest, on such terms and conditions as such Majority Interest may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios and the Commitments applicable thereto and may provide for the creation of different classes or groups of Members and having different rights, powers, and duties. A Majority Interest may reflect the creation of any new class or group in an amendment to this   Operating Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by a Majority Interest. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee's ratification of this Operating Agreement  and agreement to be bound by them, and its confirmation that the representations and warranties in. Section 2.02 are true and correct with respect to it. The provisions of Section 2.04 shall not apply to Dispositions of Membership Rights or admissions of Assignees in connection therewith, such matters being governed by Section 2.03.

2.05. Dispositions of Interests in a Member. No Member that is not a natural Person may cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition the Company would be considered to have terminated within the meaning of Code Section 708.

2.06. Withdrawal. A Member does not have the right to Withdraw; provided, however, a Member shall have the power to Withdraw at any time in violation of this Section 2.06. If a Member exercises such power in violation of this Section 2.06, (a) such Withdrawing Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result of such Withdrawal (including indirect, incidental and consequential damages); (b) such other Members shall, in addition thereto, have the rights set forth M Article 8; and (c) such Withdrawing Member shall not have, any rights under Article 5.06 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Section 2.06.

2.07. Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment decree or order of a court.

ARTICLE THREE
CAPITAL CONTRIBUTIONS

3.01. Initial Contributions. Contemporaneously with the execution by such Member of this   Operating Agreement , each Member shall make the contributions to the capital of the Company ("Capital Contributions") described for that Member in Exhibit "A".

3.02. Subsequent Contributions Without creating any rights in favor of any third party, each Member shall contribute to the Company, in cash, on or before the date specified as hereinafter described, that Member's Sharing Ratio of all monies that in the judgment of a Majority Interest are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities; provided, however, that a Member is not obligated to contribute a total amount that, when added to all Capital Contributions that Member previously has made pursuant to Section 3.01 or this Section 302, exceeds that Member's commitment.

3.03. Failure to Contribute. (a) If a Member does not contribute, within ten (10) days of the date required, all or any portion of a Capital Contribution that Member is required to make as provided in this Operating Agreement , a Majority Interest may cause the Company to exercise, on notice to that Member (the "Delinquent Member"), one or more of the following remedies:

(i)
taking such action (including court proceedings), at the cost and expense of the Delinquent Member, as a Majority Interest may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in default, together with interest thereon from the date that the Capital Contribution was due until the date that it is made, at a rate per annum equal to the lesser of (A) the maximum rate permitted by applicable law and (B) ten percent (10%).

(ii)	exercising the rights of a secured party under the Uniform Commercial Code of the State of Nevada, as more fully set forth in Section 3.03(b); or

(iii)	exercising any other rights and remedies available at law or in equity.

B)           Each Member grants to the Company, as security for the payment of all Capital Contributions that Member has agreed to make, a security interest in and a general lien on its Membership Interest and the proceeds thereof, all under the Uniform Commercial Code of the State of Nevada. On any default in the payment of a Capital Contribution, the Company is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted in this Section 3.03(b), Each Member shall execute and deliver to the Company all financing statements and other instruments that a Majority Interest may request to effectuate and carry out the preceding provisions of this Section 3.03(b). At the option of a Majority Interest, this Operating Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

3.04. Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

3.05. Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of a Majority Interest may advance all or part of the needed funds to or on behalf of the Company, at such interest rate and on such other terms as such Member and a Majority Interest may agree. An advance described in this Section 3.05 constitutes a loan from the Member to the Company and is not a Capital Contribution.

ARTICLE FOUR
DISTRIMMONS AND ALLOCATIONS

4.01. Distributions. At such time as determined by a Majority Interest, but in no event no less often than annually on or before the thirtieth (30th) day after the end of the fiscal year, Net Cash Flow (as defined in this Section 4.01) for each fiscal year (or such shorter period for which the distribution is made) shall be distributed to the Members in proportion to their Sharing Ratios. The term "Net Cash Flow" shall mean all cash funds derived by the Company (including interest received on reserves, borrowings, and capital transactions),without reduction for any non-cash charges, but less cash funds used to pay current operating expenses, debt payments, capital improvements, replacements, and establish seasonable reserves for future expenses and costs as determined by a Majority Interest.

4.02. Allocations. Except as may be required by Code Section 704(c) and Treasury Regulation Section 1.704-3, all items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Members in their Sharing Ratios.

ARTICLE FIVE
MANAGEMENT

5.01. Management by Members. The management of the Company is fully reserved to the Members, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of and the business and affairs of the Company shall be managed under the direction of, the Members. In managing the business and affairs of the Company and exercising its powers, the Members shall act (a) collectively through resolutions adopted at meetings and in written consents pursuant to Sections 5.02 and 5.06; and (b) through committees and individual Members to which authorities and duties have been delegated pursuant to Section 5.04, No Member has the right, power, or authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except in accordance with the immediately preceding sentence. Decisions or actions taken by Members in accordance with   Operating Agreement  (including this Section 5.01 and Section 5.02) shall constitute decisions or actions by the Company and shall be binding on each Member, Officer (as defined in Section 5.07), and employee of the Company.

5.02. Meetings of Members. Regular meetings of Members may be held on such dates and at such times as shall be determined by Members holding among them at least a majority of all Sharing Ratios (a "Majority Interest"), with notice of the establishment of such regular meeting schedule being given to each Member that was not present at the meeting at which it was adopted. Special meetings of the Members may be called by Members holding among them at least ten percent (10%) of the Sharing Ratios of all Members, by notice thereof (specifying the place and time of such meeting) that is delivered to each other Member at least three days prior to such meeting. Neither the business to be transacted at, nor the purpose of, such special meeting need be specified in the notice (or waiver of notice) thereof. Unless otherwise expressly provided in this Operating Agreement; at any meeting of the Members, a Majority Interest, represented either in person or by proxy, shall constitute a quorum for the transaction of business, and an act of a Majority Interest shall be the act of the Members. Each Member may, with respect to any vote, consent, or approval that it is entitled to grant pursuant to this Operating Agreement, grant or withhold such vote, consent, or approval in its sole discretion.

5.03. Decisions Requiring Supermajority Consent. Notwithstanding any power or authority granted a Majority Interest under the Act, the Articles or this Operating Agreement, (a) a Majority Interest may not make any decision to take any action for which the consent of a greater number of the Members is expressly required by the Articles or this Operating Agreement, without first obtaining such consent.

This Section 5.03 shall supersede Article 2.23(D) and (E) of the Act.

5.04. Committees of Members; Delegation of Authority to Individual Members. A Majority Interest may designate one or more committees, each of which shall be comprised of one or more of the Members, and may designate one or more of the Members as alternate members of any committee. Except for matters that cannot be delegated to such a committee pursuant to Article 2.18B) of the Act (but notwithstanding the last sentence of Article 2.18(A) of the Act), any such committee, to the extent provided in the resolution establishing it, shall have and may exercise all of the authority that may be exercised by a Majority Interest. Regular and special meetings of such committee shall be held in the manner designated by a Majority Interest or, if not so designated, by such committee. A Majority Interest may dissolve any committee at any time. In addition, a Majority Interest may delegate to. one or more Members such authority and duties, and assign to them such titles, as a Majority Interest may deem advisable, Any such delegation may be revoked at any time by a Majority Interest.

5.05. Compensation. The Members shall receive such compensation, if any, for their services in the management of the Company as may be designated by a Majority interest. In addition, the Members shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service in the management of the Company.

5.06. Provisions Applicable to All Meetings. In connection with any meeting of the Members or any committee thereof, the following provisions shall apply:

(a)
Place of the Meeting. Any such meeting shall be held at the principal place of  business of the Company, unless the notice of such meeting (or resolution of the Members or committee, as applicable) specifies a different place, which need not be in the State of Nevada.

(b)
Waiver of Notice Through Attendance. Attendance of a Person at such meeting (including pursuant to Section 5.06(e)) shall constitute a waiver of notice of such meeting, except where such Person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)
Proxies. A Person may vote at such meeting by a written proxy executed by that Person and delivered to another Member or member of the committee, as applicable. A proxy shall be revocable unless it is stated to be irrevocable.

(d)
Action by Written Consent. Any action required or permitted to be taken at such a  meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members or members of the committee, as applicable, having not fewer than the minimum number of Sharing Ratios or votes that would be necessary to take the action at a meeting at which all Members or members of the committee, as applicable, entitled to vote on the action were present and voted.

(e)
Meetings by Telephone. Members or members of the committee, as applicable, may participate in and hold such meeting by means of conference telephone, videoconference, or similar communications equipment by means of which all Persons participating in the meeting can bear each other.

5.07. Officers. A Majority Interest may designate one or more Persons to be Officers of the Company ("Officers"), and any Officers so designated shall have such title, duties, and salaries as a Majority Interest may delegate to them. Any Officer may be removed as such, either with or without cause, by a Majority Interest.

5.08. Limitations on Liability of Members. The liability of the Members to the Company and  Officers shall be limited to the extent, if any, set forth in the Articles.

5.09. Conflicts of Interest. Subject to the other express provisions of this Operating Agreement, each Member, Officer, or affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer the Company or any other Member or Officer the right to participate therein. The Company may transact business with any Member, Officer, or affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

5.10. Indemnification; Reimbursement of Expenses; Insurance. To the fullest extent permitted by the Act: (a) the Company shall indemnify each Member or officer who was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding ("Proceeding"), any appeal therein, or any inquiry or investigation preliminary thereto, by reason of the fact that it is or was a Member; (b) the Company shall pay or reimburse a Member or officer for expenses incurred by it (i) in advance of the final disposition of a Proceeding to which such Member was, is, or is threatened to be made a party, and (ii) connection with its appearance as a witness or other participation in any Proceeding. The Company shall indemnify and advance expenses to an Officer of the Company to the extent required to do so by the Act or other applicable Law. The Company, by adoption of a resolution of a Majority Interest, may indemnify and advance expenses to an Officer, employee, or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members or officers under the preceding sentence. The provisions of this Section 5.10 shall not be exclusive of any other right under any law, provision of the Articles or this Operating Agreement , agreement, or otherwise. The Company may purchase and maintain insurance to protect itself and any .Member, Officer, employee, or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 5.10.

ARTICLE SIX
TAXES

6.01. Tax Returns. The Company shall prepare and timely file all federal, state, and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall deliver a copy of each such return to the Members on or before ten (10) days prior to the due date of any such return, together with such additional information as may be required by the Members in older for the Members to file their individual returns reflecting the Company's operations. The Company shall bear the costs of the preparation and filing of its returns.

6.02. Tax Elections. The Company shall make the following elections on the appropriate tax returns:
(a)                 to adopt the calendar year as the Company's fiscal year.

(b) to adopt the cash method of accounting and to keep the Company's books and  records on the income-tax method;

(c)  if a distribution of the Company's property as described in Code Section 734 occurs or upon a transfer of Membership interests as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company's properties;

(d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Code Section 709(b); and

(e) any other election a Majority Interest may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Operating Agreement  (including Section 1.07) shall be construed to sanction or approve such an election.

6.03. Tax Matters Member. A Majority Interest shall designate one Member to be the "tax matters partner" of the Company pursuant to Code Section 6231(a)(7) (the "Tax Matters Member"). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a "notice partner" within the meaning of Code Section 6223. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth (5th) business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member shall take no action without the authorization of a Majority Interest, other than, such action as may be required by applicable law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

ARTICLE SEVEN
BOOKS, RECORDS, AND BANK ACCOUNTS

7.01. Maintenance of Books. The Members shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business, and minutes of the proceedings of its Members and each committee thereof, The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices, and all books arid records shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

7.02. Reports. Within seventy-five (75) days after the end of each taxable year, the Company shall cause to be sent to each Member at the end of the taxable year a complete accounting of the financial affairs of the Company for the taxable year then ended.

7.03. Accounts. The Members shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company's name with financial institutions and firms that a Majority Interest determine. The Members may not commingle the Company's funds -with the funds of any Member.

ARTICLE EIGHT
BUY-OUT OPTION

8.01. Buy-out Events. This Article 8 shall apply to any of the following events (each a "Buy-out   Event");

(a)           a Member shall die, dissolve, Withdraw or become Bankrupt;

(b)           a Member shall be the subject of a Change of Control;

(c)           a Member shall commit a Default; or

(d)           a Divorce or Spouse's Death shall occur.

In each case, the Member with respect to whom a Buy-out Event has occurred is referred to herein as the "Affected Member."

8.02. Procedure for Member-Related Buy-out Events. If a Member shall die, dissolve, Withdraw, become Bankrupt, become the subject of a Change of Control, or commit a Default, the Affected Member (or its representative) shall promptly give notice thereof to the Company and the other Members. Each of the other Members shall have the option to acquire the Membership Rights of the Affected Member, by notifying the Affected Member (or its representative) of such exercise within one hundred eighty (180) Days following such Member's receipt of the Affected Member's notice. Any Member that does not respond during the applicable period shall be deemed to have waived its right. If more than one Member exercises its right, each exercising Member shall participate in the purchase in the same proportion that its Sharing Ratio bears to the aggregate Sharing Ratios of all existing Members (or on such basis as the exercising Members may mutually agree).

8.03. Procedure for Spouse-Related Buy-out Events. If a Divorce or Spouse's Death shall occur, the Affected Member shall promptly give notice thereof to the Company and the other Members. The Affected Member shall have the option to acquire such Spouse's Fraction, by notifying the Affected Member's spouse or former spouse (or his or her representative) of such exercise within ninety (90) Days following the occurrence of the Buy-out Event. If the Affected Member does not exercise his or her right, then the other Members shall have the option to acquire such Spouse's Fraction, by notifying the Affected Member's spouse or former spouse (or his Or her representative) of such exercise within one hundred twenty (120) days following such Member's receipt of the notice described in the first sentence of this Section 8.03. Any Member that does not respond during the applicable period shall be deemed to have waived its right. If more than one Member exercises its right, each exercising Member shall participate in the purchase in the same proportion that its Sharing Ratio bears to the aggregate Sharing Ratios of all existing Members (or on such basis as the exercising Members may mutually agree).

8.04. Purchase Price. The Person that is required to sell its Membership Rights or Spouse's Fraction pursuant to this Article 8 is referred to herein as the "Seller," and the Persons that exercise a right to purchase Membership Rights or a Spouse's Fraction pursuant to this Article 8 are referred to herein as "Buyers." The purchase price for Membership Rights or a Spouse's Fraction being purchased pursuant to this Article 8 the ("Purchase Price") shall be determined in the following manner. Seller and the Buyers shall attempt to agree on fair market value of the applicable Membership Rights or Spouse's Fraction. If those Persons do not reach such agreement on or before the thirtieth (30th) Day following the exercise of the option, any such Person, by notice to the others, may require the determination of fair market value to be made by an Independent Arbitrator pursuant to Article 9.

8.05. Closing. If an option to purchase is exercised in accordance with the other provisions of this Article 8, the closing of such purchase shall occur at the principal place of business of the Company on the 30th Day after the determination of the Fair Market Value pursuant to Section 8.04 (or, if later, the fifth Business Day after receipt of all applicable regulatory and government approvals to the purchase), unless the parties to such closing agree upon a different place or date. At the closing, (a) the Seller shall execute and deliver to the Buyers (i) an assignment of the Seller's Membership Rights or Spouse's Fraction (as applicable), in form and substance reasonably acceptable to the Buyers, containing a general warranty of title as to such Membership Rights or Spouse's Fraction (including that such Membership Rights or Spouse's Fraction is free and clear of any Encumbrances), and (ii) any other instruments reasonably requested by the Buyers to give effect to the Purchase; and (b) the Buyers shall deliver to the Seller (i) the portion of the Purchase Price required to be paid at the Closing, in immediately available funds. The Sharing Ratios and Commitments of the Members shall be deemed adjusted to reflect the effect of the purchase.

8.06. Relationship of Buy-out, Dissolution, and Disposition Provisions. The following sets forth the relationship among this Article 8, Section 2.03 regarding Dispositions of Membership Rights and admission of Assignees), Section 2.06 (regarding Withdrawals of Members) and Section 10 (regarding dissolution):

(a)           Death or Dissolution. If the Buy-out Event is the death or dissolution of the Affected Member, then the Affected Member shall automatically cease to be a Member upon the occurrence of such Buy-out Event, and such Buy-out Event shall constitute a Dissolution Event under Section 10.01(a)(iii). If the other Members purchase the Affected Member's Membership Rights pursuant to the Article 8, the Assignees of such Affected Member shall have no further rights with respect to such Membership Rights (except the right to receive the Purchase Price in accordance with Sections 8.04 and 8.05), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Membership Rights pursuant to this Article 8, then the following procedures will apply. If a Continuation Election is not made, the Assignees of the Affected Member shall receive the applicable liquidating distribution described in Section 10.02(b), If a Continuation Election is made, the Assignees of the Affected Member may request admission to the Company as Members in the circumstances described in Section 2,02. If such Assignees do not request admission, or if they request admission and it is not granted pursuant to Section 2.02, then such Assignees shall remain Assignees and shall only own the Affected Member's Interest.

(b)           Bankruptcy. If the Buy-out Event is the Bankruptcy of the Affected Member, then the Affected Member shall not cease to be a Member, but such Bankruptcy shall constitute a Dissolution Event under 10.01(a)(iii). If the other Members purchase the Affected Member's Membership Rights pursuant to this Article 8, the Affected Member shall have no further rights with respect to such Membership Rights (except the right to receive the Purchase Price in accordance with Sections 8.04 and 8.05), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Membership Rights pursuant to this Article 8, then the following procedures will apply. If a Continuation Election is not made, the Affected Member shall receive the applicable liquidating distribution described in Section 10.02(b). If a Continuation Election, is made, the Assignees of the Affected Member may request admission to the Company as Members in the circumstances described in Section 2.03(b)(ii)(B). If such Assignees do not request admission, or if they request admission and it is not granted pursuant to Section 2.03(b)(ii)(B), then such Assignees shall remain Assignees and shall only own the Affected Member's Interest. If there are no Assignees of the Affected Member, the Affected Member shall be deemed to be an Assignee and shall only own its Interest.

(c)            Withdrawal. If the Buy-out Event is the Withdrawal of the Affected Member, then the Affected Member will automatically cease to be a Member upon such Withdrawal, and such Withdrawal shall constitute a Dissolution Event under Section 10.01(a)(iii). If the other Members purchase the Affected Member's Membership Rights pursuant to this Article 8, the Affected Member shall have no further rights with respect to such Membership Rights (except the right to receive the purchase price in accordance with Sections 8.04 and 8.05), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Membership Rights pursuant to this Article 8, then the following procedures will apply, If a Continuation Election is not made, the Affected Member shall receive the applicable liquidating distribution described in Section 10.02(b), less any damages owed by the Affected Member to the Company and the Members pursuant to Section 2.06. If a Continuation Election is made, the Affected Member shall be deemed to be an Assignee and shall MA its own Interest.

(d)           Change of Control or Default. If the Buy-out Event is the Change of Control or Default of the Affected Member, then the Affected Member shall not cease to be a Member and such Buy-out Event, in itself; shall not constitute a Dissolution Event. If the other Members purchase the Affected Member's Membership Rights pursuant to this Article 8, however, (i) such purchase shall constitute an Expulsion of the Affected Member and, therefore, a Dissolution Event under Section 10(a)(iii), and (ii) the Affected Member shall have no further rights with respect to such Membership Rights (except the right to receive the purchase price in accordance with Sections 8.04 and 8.05), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Members Membership Rights, then such Affected Member shall remain a Member, and no Dissolution Event shall have occurred.

(e)           Divorce or Spouse's Death. If the Buy-out Event is a Divorce or Spouse's Death, then the Affected Member shall not cease to be a Member and such Buy-out Event shall not constitute a Dissolution Event. If the other Members purchase the applicable Spouse's Fraction pursuant to this Article 8, the spouse or Rimier spouse (or his or her representative) shall have no further rights with respect to such Spouse's Fraction (except the rights to receive the Purchase Price in accordance with Sections 8.04 and 8.05). 1f however, the other Members do not purchase such Spouse's Fraction, then such spouse or former spouse (or his or her representative) shall be deemed to be an Assignee and shall only own the Interest attendant to such Spouse's Fraction.

ARTICLE NINE
ARBITRATION

9.01. Submission of Disputes to Arbitration. (a) This Article 9 shall apply to any of the following types of disputes (each a "Dispute"):

(i)           any dispute as to fair market value under Section 2.03(c)(ii)(8)(11) or 8.04;

(ii)           any dispute as to any accounting or tax issue under this OPERATING AGREEMENT ; or

(iii)           except for disputes described in the foregoing paragraphs (i) and (ii), (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of the Articles or this Operating Agreement, or whether any person is in compliance with, or breach of any provisions of the Articles or this Operating Agreement , or (B) any other dispute of a legal nature arising under the Articles or this Operating Agreement , it being intended that this Section 9.01(a)(i) shall not include any disputes of a purely business nature, such as disputes as to business strategy.

With respect to a particular Dispute, each Person that is a patty to such Dispute (whether a member or other Person) is referred to herein as a "Disputing Party."

(b)           If the Disputing Parties are unable to resolve a dispute within a reasonable period of time after the commencement of the Dispute (or, in the case of Disputes described in Section 2.03(c)(ii)(B)(11) or 8.04, the time period set forth in such Section), and Disputing Party may submit such Dispute to binding arbitration under this Article 9 by notifying the other Disputing Parties (an "Arbitration Notice"). Arbitration pursuant to this Article 9 shall be the exclusive method of resolving Disputes other than through agreement of the Disputing Parties.

9.02. Selection of Arbitrator.

 (a) Any arbitration conducted under this Article 9 shall be heard by a sole arbitrator (the "Arbitrator") selected in accordance with this Section 9.02. In the ease of a Dispute described in Section 9.01(a)(i), the Arbitrator shall be a Person (such as an investment banker or appraiser) with expertise in the valuation of assets and interests similar to the asset or interest required to be valued thereunder. In the case of a Dispute described in Section In the case of a Dispute described in Section

(b) The Disputing Party that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any other Disputing Party objects to such proposed Arbitrator, it may, on or before the tenth (10th) Day following delivery of the Arbitration Notice, notify all of the other Disputing Parties of such objection. All of the Disputing Parties shall attempt to agree upon a mutually- acceptable Arbitrator. If they are unable to do so within twenty (20) Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Party -may petition the American Arbitration Association to designate the Arbitrator. If the Arbitrator so chosen shall die, resign, or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 9.02.

9.03. Conduct of Arbitration, The Arbitrator shall expeditiously (and, if possible, within sixty (60) Days after the Arbitrator's selection) hear and decide all matters concerning the Dispute. Any Arbitration hearing shall be held in the City of Houston. The Arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative, or other fees or expenses to the Arbitrator or such Association), to the extent that such Rules do not conflict with the terms of this Operating Agreement. Except as expressly provided to the contrary in this   Operating Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony, and evidence as it deems relevant to the dispute before it (and each Member shall provide such materials, information, testimony, and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Disputing Parties that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Parties, which shall not be unreasonably withheld. Each Disputing Party, the Arbitrator and any proposed expert shall disclose to the other Disputing Parties any business, familial or other relationship or Affiliation that may exist between such Disputing Party (or the Arbitrator) and such proposed expert; and any Disputing Party may disapprove of such proposed expert on. the basis of such relationship or affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable, and binding upon the Disputing Parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the Arbitration, including compensation to the Arbitrator and any Experts retained by the Arbitrator, shall be allocated among the Disputing Parties in a manner determined by the Arbitrator to be fair and reasonable 'under the circumstances. Each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Parties.

ARTICLE TEN
DISSOLUTION, WINDING UP, AND TERMINATION

10.01. Dissolution. (a) Subject to Section 10.01(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

(i)    the expiration of the period fixed for the duration of the Company in the Articles;

(ii)   the unanimous consent of the Members;

(iii)  the death, expulsion, Withdrawal, dissolution, or Bankruptcy of any Member, or the occurrence of any Other event that terminates the continued membership of any  Member in the Company;

(iv) entry of a decree of judicial dissolution of the Company under Article 6.02 of the Act; and

(v) the occurrence of any event specified in the Articles to cause dissolution (if any).

(b) If a Dissolution Event described in subparagraphs (i), (iii), or (v) of Section 10.01(a) shall occur and there shall be at least one (1) other Member remaining, the Company shall not be dissolved, and the business of the Company shall be continued, if remaining Member(s) holding among them both (i) a majority of the profits interests in the Company (as defined in Rev. Proc. 94-46, 1994-28 1.R.B. 129) held by the remaining Members, and (ii) a majority of the aggregate positive balances in the capital accounts (as defined in such Rev. Proc. 94-46) of the remaining Members, so agree within 90 days of the occurrence of such Dissolution Event (such agreement referred to herein as a "Continuation Event"). If a Continuation Election is made following the occurrence of a Dissolution Event described in subparagraph (i) or (v) of Section 8.01(a), the Members shall promptly amend the Articles in the manner described in Article 6.01(B) of the Act.

(c) As used herein, the term "Bankrupt" shall mean, with respect to any Person, that (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (E) files an answer or other pleading admitting or failing to contest the Material allegations of a petition filed against such Person in a proceeding of the type described in subleases (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 days have expired without the appointment's having been vacated or stayed.

10.02. Winding Up and Termination.  (a) On the occurrence of a Dissolution Event described in Section 8.01(a), unless an election is made to continue the business of the Company pursuant to Section 8.01(b), the Members shall act as liquidator or may appoint one or more Members as liquidator; provided, however, that no Member with respect to whom an event described in subparagraph (iii) of Section 8.01(a) has occurred shall serve as (or act with any other Person as) a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company as provided in the Act. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of a Majority Interest. The costs of winding up shall be home as a Company expense.

(b) Any assets of the Company remaining at the conclusion of the winding up process shall be distributed among the Members in accordance with their Sharing Ratios. All distributions in kind to the Members shall be made subject to the liability of each distribute for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.02(b) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Article 5.02(D) of the Act.

(c)  On completion of such final distribution, the -Members shall file Articles of Dissolution with the Secretary of State of Nevada, cancel any other filings made pursuant to Section 1.05, and take such other actions as may be necessary to terminate the existence of the Company.

10.03. No Restoration of Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in any capital or similar account maintained for such Member for any purpose.

ARTICLE ELEVEN
GENERAL PROVISIONS

11.01. Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum) before payment.

11.02. Notices. All notices, requests, or consents under this Operating Agreement shall be (a) in writing, (b) delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram, or similar transmission, (c) if to a Member, delivered to such Member at the applicable address on Exhibit A or such other address as that Member may specify by notice to the other Members, and (d) effective only upon actual receipt by such Person. Whenever any notice is required .to be given by applicable law, the Articles or this Operating Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.03. Entire Agreement; Supersedure. This Operating Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

11.04. Effect of Waiver or Consent. A waiver  or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.

11.05. Amendments of Articles and Operating Agreement. The Articles and this Operating Agreement may be amended or restated only with the unanimous approval of the Members; provided, however, that amendments of the type described in Section 2.04 may be adopted as therein provided.

11.06. Binding Effect. Subject to the restrictions on Dispositions set forth in this Operating Agreement , this Operating Agreement  is binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.07. Governing Law; Severability. THIS OPERATING AGREEMENT ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (EXCLUDING ITS CONFLICT-OF-LAWS RULES). If any provision of this Operating Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Operating Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

11.08. Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Operating Agreement includes the masculine, feminine, and neuter; (b) the word "including" means "including without limitation"; (c) references to Articles and Sections refer to Articles and Sections of this Operating Agreement; and (d) references to Exhibits are to the Exhibits attached to this Operating Agreement, each of which is made a part hereof for all purposes.

11.09. Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

11.10. Counterparts. This Operating Agreement  may be executed in any number of counterparts, all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the Members have adopted and executed this OPERATING AGREEMENT as of the date first set forth above.

SOLE MEMBER

Deep Down, Inc., a Nevada
corporation

/s/ Ronald E. Smith
Ronald E. Smith, President and Chief
Executive Officer

Deep Down International Holdings, LLC
Operating Agreement
Signature Page